Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2024 FIRST QUARTER RESULTS

First Quarter Fiscal 2024 Results:
Revenues Decreased 4% in U.S. Dollars to $570 Million and Decreased 2% in Constant Currency
Delivered Operating Margin of (0.2%); Adjusted Operating Margin of 0.3%
GAAP Loss per Share of $0.22 and Adjusted Loss per Share of $0.07

Updates Full Year Fiscal 2024 Outlook:
Expects Revenue Growth between 2.0% and 4.0% in U.S. Dollars
GAAP and Adjusted Operating Margins between 8.1% and 8.7% and 8.2% and 8.8%, Respectively
Expects GAAP EPS between $2.01 and $2.25 and Adjusted EPS between $2.60 and $2.90

Raises Quarterly Cash Dividend from $0.225 to $0.30 per Share

LOS ANGELES, May 24, 2023 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended April 29, 2023.

Carlos Alberini, Chief Executive Officer, commented, “We are pleased with our first quarter financial results which exceeded our expectations for revenues, operating margin and earnings per share. Our international businesses were particularly strong during the quarter. This performance, coupled with strong cost controls and solid product margin performance, helped to more than offset softness in our Americas Retail business as a result of slower customer traffic into our stores. I believe that our results this quarter highlight the power of our highly diversified business model and the strength of our brands and global distribution.”

Paul Marciano, Co-Founder and Chief Creative Officer, commented, “We have been relentlessly focused on our brand elevation strategy. This initiative has touched almost every aspect of our business, from the products we offer to the customer experience we provide, including all channels of distribution, all global markets and all 25 of our product categories. Through these efforts, we have transformed our Company and positioned our brands to continue to gain market share and deliver profitable growth. I am very proud of our teams and couldn’t be more excited about our future.”

Mr. Alberini concluded, “We are confident in our prospects and today are reaffirming our positive outlook for the year. For fiscal 2024, we continue to see topline growth in the low single digits, solid profit performance and strong cash flow generation. We just completed a successful refinancing of our convertible bonds, gaining additional financial capacity and extending debt maturities by more than four years. We have a strong capital structure and remain committed to rewarding our shareholders with solid returns. Consistent with this commitment, we recently repurchased 2.2 million shares of our stock and our Board just approved a 33% increase to our quarterly dividend, from $0.225 to $0.30 per share. We look forward to our future and are very confident in our teams to execute our plans effectively and capitalize on our opportunities for growth and value creation.”

Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
First Quarter Fiscal 2024 Results
For the first quarter of the fiscal year ending February 3, 2024 (“fiscal 2024”), the Company recorded GAAP net loss of $11.8 million, compared to GAAP net earnings of $8.0 million for the same prior-year quarter. GAAP diluted net loss per share was $0.22 for the first quarter of fiscal 2024, compared to GAAP diluted net earnings per share (“EPS”) of $0.12 for the same prior-year quarter. The Company estimates a negative impact from its share buybacks of $0.03 and a positive impact from currency of $0.07 on GAAP diluted net loss per share in the first quarter of fiscal 2024 when compared to the same prior-year quarter.
For the first quarter of fiscal 2024, the Company’s adjusted net loss was $3.5 million, compared to adjusted net earnings of $15.2 million for the same prior-year quarter. Adjusted diluted net loss per share was $0.07, compared to adjusted diluted EPS of $0.24 for the same prior-year quarter. The Company estimates a negative impact from its share buybacks of $0.01 and a positive impact from currency of $0.06 on adjusted diluted net loss per share in the first quarter of fiscal 2024 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the first quarter of fiscal 2024 decreased 4% to $569.8 million from $593.5 million in the same prior-year quarter. In constant currency, net revenue decreased by 2%.
•Americas Retail revenues decreased 14% in U.S. dollars and 13% in constant currency. Retail comp sales, including e-commerce, decreased 12% in both U.S. dollars and constant currency.
•Americas Wholesale revenues decreased 25% in U.S. dollars and 26% in constant currency.
•Europe revenues increased 2% in U.S. dollars and 5% in constant currency. Retail comp sales, including e-commerce, increased 10% in U.S. dollars and 13% in constant currency.
•Asia revenues increased 26% in U.S. dollars and 34% in constant currency. Retail comp sales, including e-commerce, increased 1% in U.S. dollars and 8% in constant currency.
•Licensing revenues decreased 10% in U.S. dollars and constant currency.
Earnings (Loss) from Operations. GAAP loss from operations for the first quarter of fiscal 2024 was $0.9 million (including $1.9 million in non-cash impairment charges taken on certain long-lived store related assets and a $0.5 million unfavorable currency translation impact), compared to GAAP earnings from operations of $36.4 million (including $1.5 million in non-cash impairment charges taken on certain long-lived store related assets and $0.6 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the first quarter of fiscal 2024 decreased 6.3% to negative 0.2%, from 6.1% for the same prior-year quarter, driven primarily by higher costs, lower government subsidies compared to the same prior-year quarter, higher markdowns and the unfavorable impact of currency, partially offset by higher initial markups. The negative impact of currency on operating margin for the quarter was approximately 120 basis points.

For the first quarter of fiscal 2024, adjusted earnings from operations decreased 95% to $1.9 million, from $41.7 million in the same prior-year quarter. Adjusted operating margin decreased 6.7% to 0.3%, from 7.0% for the same prior-year quarter, driven primarily by higher costs, lower government subsidies compared to the same prior-year quarter, higher markdowns and the unfavorable impact of currency, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Retail segment decreased 10.9% to negative 2.3% in the first quarter of fiscal 2024, from 8.6% in the same prior-year quarter, driven primarily by the unfavorable impact from lower revenues, higher expenses and higher markdowns.
•Operating margin for the Company’s Americas Wholesale segment in the first quarter of fiscal 2024 remained the same as in the prior-year quarter at 25.5%, driven primarily by the unfavorable impact of lower revenues, offset by higher product margin.
•Operating margin for the Company’s Europe segment decreased 5.9% to 0.6% in the first quarter of fiscal 2024, from 6.5% in the same prior-year quarter, driven primarily by higher expenses, lower government subsidies compared to the same prior-year quarter and the unfavorable impact of currency, partially offset by higher initial markups and the favorable impact of higher revenues.
•Operating margin for the Company’s Asia segment increased 11.6% to 5.4% in the first quarter of fiscal 2024, from negative 6.2% in the same prior-year quarter, driven primarily by the favorable impact of higher revenues.
•Operating margin for the Company’s Licensing segment increased 0.7% to 93.3% in the first quarter of fiscal 2024, from 92.6% in the same prior-year quarter.
Loss on Extinguishment of Debt. In April 2023, the Company issued $275 million principal amount of convertible senior notes due April 2028 (the “2028 Notes”) in privately negotiated exchange and subscription agreements with a limited number of holders of its convertible senior notes due April 2024 (the “2024 Notes”) and certain other investors. As part of these transactions, the Company exchanged approximately $184.9 million of its 2024 Notes for approximately $163.0 million of new 2028 Notes and approximately $33.3 million in cash, and issued $112.0 million of 2028 Notes. Immediately following the closing of these transactions, approximately $115.0 million of the 2024 Notes remained outstanding and classified within current liabilities. As a result of these transactions, the Company recognized a $7.7 million loss on extinguishment of debt.
Other expense, net. Other expense, net for the first quarter of fiscal 2024 decreased 84% to $2.6 million from $16.5 million for the same prior-year quarter. The change was primarily due to lower net unrealized and realized losses from foreign currency exposures and, to a lesser extent, net unrealized gains on the Company’s SERP-related assets, compared to net losses in the same prior-year quarter. This was partially offset by net mark-to-market losses on revaluation of foreign exchange currency contracts, compared to net gains in the same prior-year quarter.

Outlook
The Company’s expectations for the second quarter and full fiscal year 2024 are as follows:

Outlook for Total Company[1]

	Second Quarter of Fiscal 2024	Fiscal 2024

Consolidated net revenue in U.S. dollars	decrease 1.5% to flat	increase between 2.0% and 4.0%

GAAP operating margin	5.2% to 6.0%	8.1% to 8.7%

Adjusted operating margin	5.2% to 6.0%	8.2% to 8.8%

GAAP diluted EPS	$0.30 to $0.36	$2.01 to $2.25

Adjusted diluted EPS	$0.35 to $0.42	$2.60 to $2.90
______________________________________________________________________
See page 15 for footnotes.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the second quarter and full fiscal 2024 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Second Quarter of Fiscal 2024	Fiscal 2024

GAAP operating margin	5.2% to 6.0%	8.1% to 8.7%
Certain professional service and legal fees and related (credits) costs[2]	—%	—%
Asset impairment charges[2]	—%	0.1%
Net gains on lease modifications[2]	—%	—%
Adjusted operating margin	5.2% to 6.0%	8.2% to 8.8%

GAAP diluted EPS	$0.30 to $0.36	$2.01 to $2.25
Certain professional service and legal fees and related (credits) costs[2]	—	0.01
Asset impairment charges[2]	—	0.02
Loss on extinguishment of debt[2]	—	0.09
Amortization of debt discount[2]	—	0.00
Discrete income tax adjustments[2]	—	0.00
Impact of convertible share dilution[3]	0.05 to 0.06	0.47 to 0.53
Adjusted diluted EPS	$0.35 to $0.42	$2.60 to $2.90
______________________________________________________________________________
See page 15 for footnotes.

The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2024 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2024

Net cash provided by operating activities	$230
Less: Purchases of property and equipment	(74)
Less: Payments for property and equipment under finance leases	(6)
Free cash flow	$150
______________________________________________________________________
See page 15 for footnotes.

Dividend
The Company’s Board of Directors approved an increase to the quarterly cash dividend, from $0.225 to $0.30 per share on the Company’s common stock. The dividend will be payable on June 23, 2023 to shareholders of record as of the close of business on June 7, 2023.
Share Repurchases
During April 2023, in connection with the exchange and subscription offering related to the 2024 Notes and the 2028 Notes, the Company repurchased approximately 2.2 million shares of its common stock for $42.8 million through broker-assisted market transactions, pursuant to the Company’s 2021 Share Repurchase Program. During the three months ended April 29, 2023, the Company did not make any share repurchases other than the aforementioned transaction.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss)

from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on May 24, 2023 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of April 29, 2023, the Company directly operated 1,043 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 545 additional retail stores worldwide. As of April 29, 2023, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the impacts of the ongoing conflict in Ukraine and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the second quarter and full year of fiscal 2024; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.

Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our convertible senior notes, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber security incidents and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the ongoing conflict in Ukraine, concerns related to the current U.S. debt ceiling, possible instability in the banking system, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	April 29, 2023		April 30, 2022

Product sales	$545,910	95.8%	$567,073	95.6%
Net royalties	23,888	4.2%	26,400	4.4%
Net revenue	569,798	100.0%	593,473	100.0%

Cost of product sales	337,813	59.3%	346,324	58.4%

Gross profit	231,985	40.7%	247,149	41.6%

Selling, general and administrative expenses	230,973	40.6%	209,831	35.3%
Asset impairment charges	1,934	0.3%	1,544	0.3%
Net gains on lease modifications	—	—%	(601)	(0.1%)

Earnings (loss) from operations	(922)	(0.2%)	36,375	6.1%

Other income (expense):
Interest expense	(4,218)	(0.7%)	(3,093)	(0.5%)
Interest income	2,515	0.4%	574	0.1%
Loss on extinguishment of debt	(7,696)	(1.4%)	—	—%
Other, net	(2,631)	(0.4%)	(16,452)	(2.8%)

Earnings (loss) before income tax expense (benefit)	(12,952)	(2.3%)	17,404	2.9%

Income tax expense (benefit)	(2,258)	(0.4%)	6,950	1.1%

Net earnings (loss)	(10,694)	(1.9%)	10,454	1.8%

Net earnings attributable to noncontrolling interests	1,111	0.2%	2,484	0.5%

Net earnings (loss) attributable to Guess?, Inc.	$(11,805)	(2.1%)	$7,970	1.3%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$(0.22)		$0.13
Diluted	$(0.22)		$0.12

Weighted average common shares outstanding attributable to common stockholders:
Basic	54,348		61,052
Diluted	54,348		74,469

Effective income tax rate	17.4%		39.9%

Adjusted selling, general and administrative expenses[4]:	$230,062	40.4%	$205,414	34.6%

Adjusted earnings from operations[4]:	$1,923	0.3%	$41,735	7.0%

Adjusted net earnings (loss) attributable to Guess?, Inc.[4]:	$(3,487)	(0.6%)	$15,237	2.6%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	54,348		62,718

Adjusted net earnings (loss) per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$(0.07)		$0.24

Adjusted effective income tax rate[4]:	0.4%		22.1%
__________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP earnings (loss) from operations to adjusted earnings from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc., (iv) reported GAAP income tax expense (benefit) to adjusted income tax expense (benefit), and (v) reported GAAP diluted net earnings (loss) per share to adjusted diluted net earnings (loss) per share are as follows:

	Three Months Ended
	April 29, 2023	April 30, 2022

Reported GAAP selling, general and administrative expenses	$230,973	$209,831
Certain professional service and legal fees and related credits (costs)[6]	(911)	(4,417)

Adjusted selling, general and administrative expenses[4]	$230,062	$205,414

Reported GAAP earnings (loss) from operations	$(922)	$36,375
Certain professional service and legal fees and related (credits) costs[6]	911	4,417
Asset impairment charges[7]	1,934	1,544
Net gains on lease modifications[8]	—	(601)

Adjusted earnings from operations[4]	$1,923	$41,735

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$(11,805)	$7,970
Certain professional service and legal fees and related (credits) costs[6]	911	4,417
Asset impairment charges[7]	1,934	1,544
Net gains on lease modifications[8]	—	(601)
Loss on extinguishment of debt[9]	7,696	—
Amortization of debt discount[10]	25	—
Discrete income tax adjustments[11]	248	3,188
Income tax impact from adjustments[12]	(2,496)	(1,281)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	8,318	7,267

Adjusted net earnings (loss) attributable to Guess?, Inc.[4]	$(3,487)	$15,237

Reported GAAP income tax expense (benefit)	$(2,258)	$6,950
Discrete income tax adjustments[11]	(248)	(3,188)
Income tax impact from adjustments[12]	2,496	1,281

Adjusted income tax expense (benefit)[4]	$(10)	$5,043

Adjusted effective income tax rate[4]	0.4%	22.1%

Reported GAAP diluted net earnings (loss) per share	$(0.22)	$0.12
Convertible notes if-converted method	—	0.02
Certain professional service and legal fees and related (credits) costs[6,13]	0.01	0.05
Asset impairment charges[7,13]	0.03	0.02
Net gains on lease modifications[8,13]	—	(0.01)
Loss on extinguishment of debt[9,13]	0.11	—
Amortization of debt discount[10], [13]	0.00	—
Discrete income tax adjustments[11]	0.00	0.04
Adjusted diluted net earnings (loss) per share	$(0.07)	$0.24
__________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	April 29, 2023	April 30, 2022	% change
Net revenue:
Americas Retail	$143,544	$166,485	(14%)
Americas Wholesale	51,393	68,357	(25%)
Europe	280,198	276,009	2%
Asia	70,775	56,222	26%
Licensing	23,888	26,400	(10%)
Total net revenue	$569,798	$593,473	(4%)

Earnings (loss) from operations:
Americas Retail	$(3,287)	$14,266	(123%)
Americas Wholesale	13,093	17,397	(25%)
Europe	1,593	17,890	(91%)
Asia	3,830	(3,487)	(210%)
Licensing	22,295	24,444	(9%)
Total segment earnings from operations	37,524	70,510	(47%)

Corporate overhead	(36,512)	(33,192)	10%
Asset impairment charges	(1,934)	(1,544)	25%
Net gains on lease modifications	—	601	(100%)
Total earnings (loss) from operations	$(922)	$36,375	(103%)

Operating margins:
Americas Retail	(2.3%)	8.6%
Americas Wholesale	25.5%	25.5%
Europe	0.6%	6.5%
Asia	5.4%	(6.2%)
Licensing	93.3%	92.6%

GAAP operating margin for total Company	(0.2%)	6.1%
Certain professional service and legal fees and related (credits) costs[4,6]	0.2%	0.7%
Asset impairment charges[4,7]	0.3%	0.3%
Net gains on lease modifications[4,8]	—%	(0.1%)
Adjusted operating margin for total Company[4]	0.3%	7.0%
______________________________________________________________________
See page 15 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	April 29, 2023			April 30, 2022

	Three Months Ended				% change
Net revenue:
Americas Retail	$143,544	$814	$144,358	$166,485	(14%)	(13%)
Americas Wholesale	51,393	(798)	50,595	68,357	(25%)	(26%)
Europe	280,198	9,164	289,362	276,009	2%	5%
Asia	70,775	4,367	75,142	56,222	26%	34%
Licensing	23,888	—	23,888	26,400	(10%)	(10%)
Total net revenue	$569,798	$13,547	$583,345	$593,473	(4%)	(2%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	April 29, 2023	January 28, 2023	April 30, 2022

ASSETS

Cash and cash equivalents	$298,642	$275,765	$147,897

Receivables, net	286,314	341,939	295,430

Inventories	528,903	510,899	483,927

Other current assets	98,820	83,102	96,128

Property and equipment, net	239,747	240,355	232,763

Operating lease right-of-use assets	645,713	636,148	653,611

Other assets	342,583	337,240	340,250

Total assets	$2,440,722	$2,425,448	$2,250,006

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$39,092	$40,380	$77,929

Current operating lease liabilities	172,628	170,192	178,470

Current portion of convertible senior notes due 2024, net	114,812	—	—

Other current liabilities	502,501	552,480	502,092

Long-term debt and finance lease obligations	159,372	95,921	51,560

Convertible senior notes due 2024, net	—	298,931	298,307

Convertible senior notes due 2028, net	265,594	—	—

Long-term operating lease liabilities	530,939	528,236	549,293

Other long-term liabilities	153,392	157,403	151,262

Redeemable and nonredeemable noncontrolling interests	50,392	47,792	38,030

Guess?, Inc. stockholders’ equity	452,000	534,113	403,063

Total liabilities and stockholders’ equity	$2,440,722	$2,425,448	$2,250,006

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	April 29, 2023	April 30, 2022

Net cash used in operating activities	$(12,658)	$(54,570)

Net cash used in investing activities	(17,384)	(29,196)

Net cash provided by (used in) financing activities	53,305	(176,794)

Effect of exchange rates on cash and cash equivalents	(386)	(7,108)

Net change in cash and cash equivalents	22,877	(267,668)

Cash and cash equivalents at the beginning of the year	275,765	415,565

Cash and cash equivalents at the end of the period	$298,642	$147,897

Supplemental information:

Depreciation and amortization	$15,449	$15,304

Total lease costs (excluding finance lease cost)	$79,510	$74,678

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	April 29, 2023	April 30, 2022

Net cash used in operating activities	$(12,658)	$(54,570)

Less: Purchases of property and equipment	(17,347)	(28,742)

Less: Payments for property and equipment under finance leases	(1,490)	(1,724)

Free cash flow	$(31,495)	$(85,036)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of April 29, 2023

United States	238	238	—	—	—	—
Canada	61	61	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	402	368	34	29	29	—

Europe and the Middle East	782	558	224	53	53	—
Asia and the Pacific	404	117	287	244	135	109

Total	1,588	1,043	545	326	217	109

	As of April 30, 2022

United States	244	244	—	1	—	1
Canada	74	74	—	—	—	—
Central and South America	101	67	34	29	29	—

Total Americas	419	385	34	30	29	1

Europe and the Middle East	795	564	231	51	51	—
Asia and the Pacific	424	124	300	253	111	142

Total	1,638	1,073	565	334	191	143

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the second quarter and full fiscal 2024 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal year represent the exclusion of (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from lower revenue and future cash flow projections from under-performance and expected store closures, (iii) loss on extinguishment of debt related to the 2024 Notes, (iv) amortization of debt discount related to the 2028 Notes and (v) discrete income tax adjustments related to the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, in each case as recognized during the three months ended April 29, 2023. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the second quarter and full fiscal 2024 represent the exclusion of the dilutive impact of the Company’s convertible notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the dilutive impact anticipated to be recorded in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants.

[4]
The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the 2024 Notes at initial stock prices below $46.88 and the 2028 Notes at initial stock prices below $41.80, based on the bond hedge contracts in place that will deliver shares to offset dilution. At initial stock prices in excess of $46.88 for the 2024 Notes and $41.80 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[7]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.

[8]	Adjustments represent net gains on lease modifications related primarily to the early termination of certain lease agreements.

[9]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023.

[10]
In April 2023, the Company issued $275 million principal amount of 3.75% convertible senior notes due 2028 in a private offering. The debt discount, which resulted from the modification accounting for a portion of the exchanged 2024 Notes, will be amortized as non-cash interest expense over the term of the 2028 Notes.

[11]
Adjustments represent discrete income taxes related primarily to the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions and adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary.

[12]
The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[13]
Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.